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                                                                   EXHIBIT 99.1



CONTACT:

Cameron Associates
Kevin McGrath, Investor Relations
(212) 245-8800
E-mail: kevin@cameronassoc.com

                                                  [LOGO] EPL TECHNOLOGIES, INC.

                                               2 International Plaza, Suite 245
                                                    Philadelphia, PA 19113-1507
                                                              Tel: 610-521-4400
                                                              Fax: 610-521-5985







FOR IMMEDIATE RELEASE


           EPL TECHNOLOGIES REPORTS FOURTH QUARTER AND FULL YEAR 1999
                               OPERATING RESULTS



Philadelphia, PA - April 20, 2000 -- EPL Technologies, Inc. (Nasdaq: EPTG) today reported operating results for the fourth quarter and full year ended December 31, 1999.

Revenues in the fourth quarter were $7,609,000 compared with $8,202,000 in the same period of 1998. The net loss from operations for the fourth quarter of 1999 was $5,464,000 compared to a net loss of $4,015,000 for the fourth quarter of 1998. The loss per share for the quarter was $0.40 in 1999, compared to $0.36 in 1998. The increased loss in the fourth quarter compared to the same period a year ago was primarily due to an increase in non-cash charges for warrants and options issued in connection with the financing of the operating business during the period, the income effect of a decline in fresh-cut corn revenue as outlined below, and the development expenses incurred in connection with the restructuring of the Company's corn and potato products marketed under the Green Giant(R) Fresh brand name, the latter two of which impacted gross margins and overhead. EPL's potato business formed a strategic alliance with Reser's in late 1999 and completed its restructuring in early February 2000, which change is expected to significantly improve the operating results of the potato business in 2000.

Paul L. Devine, Chairman and Chief Executive Officer of the Company, stated, "During the fourth quarter of 1999, we experienced a number of significant strategic events including; the restructuring of our capital base; the commencement of our relationship with Reser's; the development of our relationship with Monterey Mushroom following the receipt of a patent for our mushroom fresh technology; and the implementation of a cost saving initiative and new marketing program for our corn business. Most of our business segments showed an increase in sales compared to the same period last year. The most significant increase was generated from our UK Packaging business, which is now close to achieving the number one ranking in fresh produce packaging in the UK market. We have also restructured our corn business by reducing costs, increasing manufacturing efficiencies, and focusing our efforts on maintaining a higher



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sales price for our corn products. This restructuring, together with our new relationship with Reser's, is expected to reduce the cash burden on EPL. We are also pleased with the recent agreement with Monterey Mushrooms, and the continued interest by companies in the healthcare and consumer products arena in utilizing our proprietary perforating technology. We believe all of these significant events position us well for 2000."

Sales of UK packaging materials were $3,170,000 in the three months ended December 31, 1999 compared to $2,408,000 in the three months ended December 31, 1998. This 32% increase in sales was principally attributable to the Company's continued execution of its strategic objective to reduce its dependence on lower margin business and focus more on utilizing its proprietary perforating technology to move into new, higher value-added areas. The Company gained new business in perforated produce packaging and is now on its way to becoming a major supplier to all of the leading processors. The Company expects these positive sales trends to continue during 2000.

Sales of European packaging materials were $2,823,000 in the three months ended December 31, 1999 compared to $2,980,000 in the three months ended December 31, 1998. The small decrease in sales of European packaging materials occurred at the Company's Spanish subsidiary ("Fabbri"), and was principally due to delays in the citrus crop and timing of purchases from its main customers, which is expected to continue at least through the first quarter of 2000.

Sales of US packaging materials were $814,000 in the three months ended December 31, 1999 compared to $710,000 in the three months ended December 31, 1998. The increase in U.S. packaging material sales was principally attributable to the reversal of timing differences seen earlier in 1999. The Company expects these positive sales trends to continue, at least for the first and second quarters of 2000.

Sales of the Company's processing technologies and related activities in the US were $802,000 in the three months ended December 31, 1999 compared to $2,102,000 for the three months ended December 31, 1998. The decrease in sales of processing technologies and related activities was mainly due to the lower revenue from fresh-cut corn products sold through the Company's majority-owned subsidiary, NewCorn LLC ("NewCorn"). The Company decided to restructure its corn business, which involved a reduction in sales activities and a program to maintain a higher sales price for its corn products during the fourth quarter. This market withdrawal will also impact the first quarter 2000 revenue, but it is expected to improve profitability. During the fourth quarter of 1999 the Company implemented a number of new marketing initiatives to promote the year-round purchase of its fresh corn product by its major customers. The benefits of this should be realized in the later part of 2000. The Company continued to experience growth in the volume of fresh-cut potato products sold by its EPL Food Products, Inc. ("EPL Food") subsidiary under the "Green Giant(R) Fresh" brand name. Subsequent to the year-end, the Company completed the relocation of its potato processing equipment and production as part of its previously announced strategic five-year manufacturing and co-pack agreement with Reser's Fine Foods, Inc. Shipment of fresh-cut potato products commenced from Reser's Pasco, Washington Facility in January 2000. In addition, the Company and Reser's entered into a related five-year non-exclusive license agreement for the Company's proprietary processing technology for potatoes.

The Company also continues to grow its capability in scientific and technical services, and is seeing an increasing demand for food safety and hygiene consulting services in the produce industry. From a low base, revenue from this area has risen by 58% in the fourth quarter of 1999 over the same period in 1998.

Selling, general and administrative expenses increased to $4,132,000 in the three months ended December 31, 1999 from $2,492,000 in the three months ended December 30, 1998, an increase of $1,640,000. This



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increase was due primarily to: the non-cash expense of options granted to non-employees and the fair value of warrants granted to certain consultants and advisers to the Company, the continuing development of the Company's sales and marketing efforts, particularly in the area of sales of processing technologies and related activities for potatoes, corn and other costs, including the hiring of additional personnel in some businesses and restructuring costs in other businesses. In the Company's potato business, the agreement with Reser's is expected to help facilitate revenue growth and margin improvement, as well as lower incremental overhead costs. Research and development costs decreased to $328,000 in the three months ended December 31, 1999, from $458,000 in the three months ended December 31, 1998, a decrease of $130,000. This primarily reflects the changing nature of a number of products, as they move from the product development stage to the commercialization and marketing stage.

For the year ended December 31, 1999, revenues were $30,307,000 compared with $32,978,000 for 1998. The net loss applicable to common stockholders for the year ended December 31, 1999 was $15,618,000 or $1.10 per share compared to $10,535,000 or $0.99 per share for the year ended December 31, 1998.

EPL announced in March 2000 that it had signed a long-term worldwide exclusive marketing and licensing agreement with The Biotech Group, an affiliate of Monterey Mushrooms. Under this agreement, EPL has licensed its Mushroom Fresh(R) processing technology to The Biotech Group and will receive a royalty on the sale of mushroom products that utilize EPL's technology. Monterey Mushrooms, headquartered in Watsonville, CA, is the country's largest national marketer of fresh mushrooms, supplying products for sale to supermarkets, foodservice, and ingredient manufacture operations, and for preparation of processed, canned and frozen mushroom products.

The Company is currently engaged in discussions with a number of potential customers for new product applications and markets, especially in relation to the Company's proprietary perforating capabilities, leveraging the knowledge base of the U.K operations. These include applications in the produce, horticultural, bakery and pharmaceutical industries, among others.

Mr. Devine also stated "Our vision to be the preferred supplier worldwide of products and services for maintaining the integrity of fresh-cut produce remains undiminished. Our strategy for our perforating and scientific support businesses, which is designed to serve as the technology and financial support platform for the launch of our proprietary technology, was affirmed again in 1999. We are pleased that this strategy continues to be validated into 2000, and at an even more substantial level. We believe the Reser's transaction moves our potato business to the next level, and we are actively exploring how we can do the same with our corn business. The agreements with Reser's for potatoes and The Biotech Group for mushrooms represent additional progress in our strategy to introduce our processing technologies across a broader range of produce. We continue to win new produce packaging business in the UK and Europe, which I believe underscores our continued development of our proprietary perforating technology. In addition, we are making progress on a number of other non produce packaging projects that utilize our perforating technology and which, if successful, have the potential to contribute materially to future revenues and profits. Our goal continues to be to achieve operational profitability as soon as possible and thus improve our cash flow position."

EPL Technologies, Inc. develops, manufactures and markets proprietary processing technologies, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce.

Statements in this release that are not statements of historical fact and reflect the intent, belief or expectations of the Company and its management regarding the expected impact of events, circumstances




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and trends should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, and actual results may vary materially from those projected in the forward-looking statements. Meaningful factors that may affect such results include, but are not limited to, (i) the Company's product development and sales process, which remains lengthy and resource intensive, (ii) the uncertainty of demand for and market acceptance of the Company's products, (iii) personnel and production requirements and related difficulties in managing multiple product lines, (iv) the Company's needs for capital, which have been and are expected to continue to be substantial, particularly in the near term, and its potential inability to obtain, if necessary, additional financing on satisfactory terms and amounts, (v) the Company's limited resources and experience in marketing and selling its products and services, (vi) changes in the Company's product mix and strategic focus, and
(vii) increases in the expense or length of time required to introduce products and penetrate markets.



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
                                                          TWELVE MONTHS ENDED DEC. 31,               THREE MONTHS ENDED DEC. 31,
                                                            1999                1998                  1999                1998
                                                        ------------         ------------         ------------         ------------
Sales                                                   $ 30,307,000         $ 32,978,000         $  7,609,000         $  8,202,000
Cost of sales                                             30,199,000           29,482,000            8,072,000            8,814,000
                                                        ------------         ------------         ------------         ------------
Gross profit                                                 108,000            3,496,000             (463,000)            (612,000)
Selling, general and administrative expenses               9,898,000            7,904,000            4,132,000            2,492,000
Research and development costs                             1,870,000            1,573,000              328,000              458,000
Depreciation and amortization                              2,141,000            1,719,000              541,000              453,000
                                                        ------------         ------------         ------------         ------------
Net loss from operations                                 (13,801,000)          (7,700,000)          (5,464,000)          (4,015,000)

Interest expense, net                                        820,000               25,000              451,000               31,000
Gain on sale of fixed assets                                (285,000)                   0              257,000                    0
Net loss (income) from unconsolidated affiliates              62,000               56,000               49,000               56,000
                                                                             ------------         ------------         ------------
Loss before income tax (benefit) expense                $(14,398,000)        $ (7,781,000)        $ (6,221,000)        $ (4,102,000)
Income tax expense (benefit)                                  18,000                    0              (49,000)                   0
                                                        ------------         ------------         ------------         ------------

Net loss                                                $(14,416,000)        $ (7,781,000)        $ (6,172,000)        $ (4,102,000)
Deduct
   Accretion, discount and dividends on                    1,202,000            2,754,000              850,000              135,000
                                                        ------------         ------------         ------------         ------------
   preferred stock
Net loss for common shareholders                        $(15,618,000)        $(10,535,000)        $ (7,022,000)        $ (4,237,000)
                                                        ============         ============         ============         ============
Loss per common share - basic                           $      (1.10)        $      (0.99)        $      (0.40)        $      (0.36)
                                                        ============         ============         ============         ============

Weighted average number of shares                         14,222,000           10,599,000           20,179,130           11,470,261

EBITDA                                                  $(11,659,000)        $ (5,981,000)        $ (4,923,000)        $ (3,562,000)

Note: EBITDA excludes the gain on sales of fixed assets.


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